Exhibit 4.6

    Unless this Security is presented by an authorized representative of The Depository Trust Company ("DTC"), 55 Water Street, New York, New York to the Company or its agent for registration of transfer, exchange or payment, and such Security issued is registered in the name of CEDE & CO., or such other name as requested by an authorized representative of DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered owner hereof, CEDE & CO., has an interest herein.

    Unless and until this Security is exchanged in whole or in part for Securities in certificated form, this Security may not be transferred except as a whole by DTC to a nominee thereof or by a nominee thereof to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

BEAZER HOMES USA, INC.
8 5/8% Senior Note Due 2011

No.	$

    BEAZER HOMES USA, INC., a Delaware corporation (therein referred to as the "Company," which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to            or registered assigns the principal sum of      Dollars on May 15, 2011 (the "Stated Maturity Date") and to pay interest thereon from May 21, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 15 and November 15 in each year (each, an "Interest Payment Date"), commencing November 15, 2001, at the rate of 8 5/8% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Holder in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date at the office or agency of the Company maintained for such purpose; provided, however, that such interest may be paid, at the Company's option, by mailing a check to such Holder at its registered address or by transfer of funds to an account maintained by such Holder within the United States. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Indenture Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

    The principal of this Security payable on the Stated Maturity Date or the principal of, premium, if any, and, if the Redemption Date is not an Interest Payment Date, interest on this Security payable on the Redemption Date will be paid against presentation of this Security at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

    Interest payable on this Security on any Interest Payment Date and on the Stated Maturity Date will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including May 21, 2001, if no interest has been paid on this Security) to but excluding such Interest Payment Date or the Stated Maturity Date. If any Interest Payment Date or the Stated Maturity Date falls on a day that is not a Business

Day, as defined below, principal, premium, if any, and/or interest payable with respect to such Interest Payment Date or Stated Maturity Date will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity Date. "Business Day" means any day, other than a Saturday or Sunday, on which banks in New York, New York are not required or authorized by law or executive order to close.

    All payments of principal, premium, if any, and interest in respect of this Security will be made by the Company in immediately available funds.

    Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

    Unless the Certificate of Authentication hereon has been executed by the Indenture Trustee by manual signature of one of its authorized signatories, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

    IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its facsimile corporate seal.

Dated:	BEAZER HOMES USA, INC.
By:
Attest:
Secretary

CERTIFICATE OF AUTHENTICATION

    This is one of the Securities designated as the "8 5/8% Senior Notes Due 2011" under the within-mentioned Indenture

U.S. BANK TRUST NATIONAL ASSOCIATION
By:	An Authorized Signatory

[Reverse of Security]

BEAZER HOMES USA, INC.

    This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of May 21, 2001 (as the same has been supplemented by the First Supplemental Indenture dated as of May 21, 2001(the "Supplemental Indenture") by and among the Company, the guarantors named therein and the Indenture Trustee (as defined herein), the "Indenture") between the Company and U.S. Bank Trust National Association, as Indenture Trustee (herein called the "Indenture Trustee," which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Indenture Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the duly authorized series of Securities designated on the face hereof (collectively, the "Securities"), and the aggregate principal amount of the Securities to be issued under such series is not limited, and subject to compliance with the terms of the Indenture, the Company may, at its option, without consent from the Holders, issue additional Notes from time to timeAll terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

    If an Event of Default, as defined in the Indenture, shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

    The Securities are subject to redemption at any time on or after May 15, 2006, as a whole or in part, at the election of the Company, at the following Redemption Prices (expressed as a percentage of the principal amount) if redeemed during the 12-month period beginning on May 15 of the years indicated at the Redemption Prices indicated below.

Year	Redemption Price
2006	104.3125%
2007	102.8750%
2008	101.4375%

and thereafter at a Redemption Price equal to 100.0% of the principal amount, together in the case of any such redemption with accrued interest to the Redemption Date; provided, however, that installments of interest on this Security whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holder of this Security, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.

    In addition, on or prior to May 15, 2004, the Company may, at its option, redeem up to 35% of the outstanding Securities with the net proceeds of an Equity Offering at 108.6250% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; provided, that at least $130 million principal amount of the Securities remain outstanding after such redemption.

    Notice of redemption will be given by mail to Holders of Securities, not less than 15 nor more than 60 days prior to the Redemption Date, all as provided in the Indenture.

    In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

    The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the

Securities under the Indenture at any time by the Company and the Indenture Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the Outstanding Securities, on behalf of the Holders of all such Securities, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount, in certain instances, of the Outstanding Securities of any series to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and other Securities issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

    No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

    As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register of the Company upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

    As provided in the Indenture and subject to certain limitations therein set forth, this Security is exchangeable for a like aggregate principal amount of Securities of different authorized denominations but otherwise having the same terms and conditions, as requested by the Holder hereof surrendering the same.

    The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

    No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Prior to due presentment of this Security for registration of transfer, the Company, the Indenture Trustee and any agent of the Company or the Indenture Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Indenture Trustee nor any such agent shall be affected by notice to the contrary.

    No recourse shall be had for the payment of the principal of or premium, if any, or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any past, present or future shareholder, employee, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as party of the consideration for the issue hereof, expressly waived and released.

    The Indenture and the Securities shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely in such State.

SUBSIDIARY GUARANTEE

    For value received, each of the undersigned hereby, jointly and severally, unconditionally guarantees to the Holder of this Security the payments of principal of, premium, if any, and interest on this Security in the amounts and at the time when due and interest on the overdue principal, premium, if any, and interest, if any, of this Security, if lawful, and the payment or performance of all other obligations of the Company under the Indenture or the Securities, to the Holder of this Security and the Trustee, all in accordance with and subject to the terms and limitations of this Security, Article 4 of the Supplemental Indenture, the Indenture and this Subsidiary Guarantee. This Subsidiary Guarantee will become effective in accordance with Article 4 of the Supplemental Indenture and its terms shall be evidenced therein. The validity and enforceability of any Subsidiary Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

    The obligations of the undersigned to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 4 of the Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee and all of the other provisions of the Indenture to which this Subsidiary Guarantee relates.

    This Subsidiary Guarantee is subject to release upon the terms set forth in the Indenture.

BEAZER HOMES CORP.
BEAZER/SQUIRES REALTY, INC.
BEAZER HOMES SALE ARIZONA INC.
BEAZER REALTY CORP.
BEAZER MORTGAGE CORPORATION
BEAZER HOMES HOLDINGS CORP.
BEAZER HOMES TEXAS HOLDINGS, INC.
BEAZER HOMES TEXAS, L.P.

By:	An Authorized Signatory